UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2020

ZYQC GROUP HOLDING LIMITED

(Exact name of registrant as specified in its charter)

Nevada	000-56110	27-2019656
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 401, 4 / F, Building C, Huabao No. 1, Futian Free Trade Zone, Shenzhen, People’s Republic of China	518000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (+86) 4001689707

Zhongminshidai Square #12 Sungang RD Luohu District, Shenzhen, People’s Republic of China
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2020, Mr. Jun Chen tendered his resignation as Chief Executive Officer, Chief Financial Officer, President, Treasurer, Secretary and Director of ZYQC Group Holding Limited (the “Company”), effective immediately. Mr. Chen’s resignation is for personal reasons and not due to any disagreement with the Company relating to the Company’s operations, policies or practices.

On September 4, 2020, the board of directors of the Company (the “Board”) approved an increase of the size of the Board from one director to three directors. Thereafter, on the same day, the Board appointed Yaxuan Liu, Aiping Zhou and Zhenguo Sun, to fill the vacancies on the Board created by the resignation of Mr. Chen and the increase in the size of the Board. In addition, the Board appointed Mr. Liu to serve as the Company’s Chief Executive Officer and Secretary and Ms. Zhou to serve as the Company’s Chief Financial Officer and Treasurer.

Yaxuan Liu, age 45, has served as the Chairman of the board of directors of Zhongyuan Automobile Trading Co., Ltd., the Company’s indirectly wholly owned subsidiary in China, since April 2018. Mr. Liu served as the Chief Executive Officer of Shenzhen Haote Huaiyuan Automobile Trading Co., Ltd., a car dealer trading primarily used vehicles from May 2010 to June 2016. Prior to that, Mr. Liu was primarily engaged in the sales and trading of pre-owned vehicles.

Aiping Zhou, age 40, has served as the Chief Financial Officer and Executive Director of Zhongyuan Automobile Trading Co., Ltd. since April 2018. Ms. Zhou served as the Executive Director of Shenzhen Aegean Hotel Investment Management Co., Ltd. a hotel management company, from March 2014 to April 2018. She served as the Chief Executive Officer of Shenzhen Heshang Technology Co., Ltd., a company engaged primarily in the distribution of electronic products, from April 2009 to March 2014.

Zhenguo Sun, age 42, has served as the Chief Executive Officer of Zhongyuan Automobile Trading Co., Ltd. since April 2018. Mr. Sun served as the Chief Executive Officer of Shenzhen Zhenxing Optoelectronics Co., Ltd., a company primarily engaged in the distribution of lighting products, from March 2011 to April 2018. Prior to that, Mr. Sun was primarily engaged in the sales and trading of pre-owned vehicles.

There are no arrangements or understandings among Mr. Liu, Ms. Zhou or Mr. Sun and any other persons pursuant to which any of them was appointed as an officer and/or a director of the Company.

There are no family relationships among Messrs. Liu and Sun and Ms. Zhou. There are no transactions to which the Company is or was a participant and in which any of Mr. Liu, Ms. Zhou or Mr. Sun had a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 4, 2020, the Board adopted an amended and restated bylaws to become effective immediately. The new bylaws amend and restate the prior bylaws in their entirety, to, among other things,

(i)	provide stockholders owning not less than 66 2/3% of the issued and outstanding capital stock of the Company and entitled to vote the right to call for a special meeting of stockholders;
(ii)	specify the procedures and requirements for including stockholder nominees and proposals for consideration at the Company’s stockholder meetings;
(iii)	change the quorum for stockholder meetings from two stockholders present at the meeting to the holders of a majority of the shares of capital stock issued and outstanding present at the meeting;
(iv)	remove the limitation on the Board’s ability to appoint additional directors of up to 50% of the directors elected at the last stockholder meeting;
(v)	remove the requirements on issuance of stock as dividend to holders of another class or series;
(vi)	change the requirements for any alteration, amendment, and appeal of the bylaws by stockholders to the approval of sixty-six and two thirds percent (66 2/3%) of the stockholders entitled to vote at a meeting of the stockholders;
(vii)	limit the scope of indemnitees to officers and directors of the Corporation and allow the Company to advance certain expenses of such indemnitees;
(viii)	add a forum selection provision that designate the state or federal court located in Nevada to be the sole and exclusive forum for certain lawsuits; and
(ix)	remove the provision requiring directors to disclose his or her interest in a contract or transaction with the Company and prohibiting interested directors from voting on such contract or transaction, subject to certain exceptions.

The amended and restated bylaws are filed as Exhibit 3.1 hereto and are incorporated by reference into this Item 5.03. The foregoing description of the amended and restated bylaws is qualified in its entirety by reference to the full text of the amended and restated bylaws.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
3.1	Amended and Restated Bylaws of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZYQC GROUP HOLDING LIMITED

Dated: October 2, 2020	By:	/s/ Yaxuan Liu
		Name:	Yaxuan Liu
		Title:	Chief Executive Officer

3